FOR IMMEDIATE RELEASE: November 13, 2000

CONTACT:  Gregory L. Wilson
          Chairman and President
          Bradley T Nielson
          Chief Financial Officer and Chief Operating Officer
          MITY Enterprises, Inc.
          801-224-0589


               MITY ENTERPRISES, INC. EARNINGS NOTIFICATION FOR SECOND FISCAL QUARTER -- EXPECTS TO REPORT LOSS AND RESTATE RESULTS FOR FIRST FISCAL QUARTER

OREM, UTAH -- MITY Enterprises, Inc. (Nasdaq: MITY), today announced that the Company's earnings in its core business will likely be offset by losses at the Company's Marked Tree operations for the second fiscal quarter ended September 30, 2000. The full extent of the loss is still being determined. MITY also announced it plans to restate its results for the first fiscal quarter ended June 30, 2000.

The Company's losses stem primarily from problems at its office systems division in Marked Tree, Arkansas, including non-recurring accounting charges and other operating difficulties. As a result of these problems, the Company determined that the Marked Tree inventory at June 30, 2000 was overstated. Consequently, MITY plans to restate its results for the fiscal quarter ended June 30, 2000. In order to allow sufficient time to accurately report its results for the second fiscal quarter and restate its results for the first fiscal quarter, the Company will file Form 12b-25, Notification of Late Filing, with the Securities and Exchange Commission. MITY anticipates being able to file both the Form 10-Q for the quarterly period ended September 30, 2000 and the amended Form 10-Q for the quarterly period ended June 30, 2000 on or before November 20, 2000.

The Company currently plans to issue its second quarter earnings release before the market opens on Monday, November 20, 2000 and will host a follow-up live broadcast over the Internet to discuss the financial results at 4:30 PM
(EST) that day. The live web simulcast of the conference call will be available to the public online at www.mitylite.com or on StreetEvent's Individual Investor Center at www.streetevents.com. Listeners are encouraged to log on five to ten minutes prior to the start time to ensure participation from the beginning. To listen to the broadcast, you must have RealAudio installed. If you do not have RealAudio, go to www.real.com fifteen minutes prior to the call, where you can download RealPlayer 8 Basic for free. A replay of the broadcast will be available within approximately one hour for a week following the call at the referenced websites.

Founded in 1987, MITY Enterprises, Inc. designs, manufactures and markets innovative institutional furniture created to meet the efficiency needs of its customers. The Company focuses on providing premium quality institutional furniture products to niche markets. The product lines consist of multipurpose room furniture, healthcare seating, call center furniture, specialty office seating, office systems and dispatch furniture. The Company's products are marketed under the Mity-Lite, Broda, CenterCore, Domore, DO3, Corel and JG trade names. Headquartered in Utah, Mity-Lite serves national and international customers directly and through distributors.

This press release contains forward-looking statements regarding the Company's plan to restate its operating results for the fiscal quarter ended September 30, 2000 and the Company's expectation that it will report a loss for the fiscal quarter ended September 30, 2000. The Company is working diligently to determine and quantify the factors influencing the loss expected to be reported and the effect of the planned restatement. That work is not yet completed and the results of that work will determine the disclosure required to be included in the Company's earnings release and Form 10-Q for the fiscal quarter ended June 30, 2000. Actual results may differ materially from those set forth in the forward looking statements contained in this press release.

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